Exhibit 10.4

LACLEDE GAS COMPANY
Incentive Compensation Plan II
(Effective as of January 1, 2005)

I.           Establishment and Purposes

In order to give officers and managerial employees of the Company an increased incentive to outstanding performance, to reward such performance, and to attract and retain highly qualified persons as officers and for managerial positions, there was established the Laclede Gas Company Incentive Compensation Plan, which amounts earned and vested thereunder as of December 31, 2004 are not subject to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) (“Plan I”).   As a result of the enactment of Code Section 409A, the Company adopted as of the effective date hereof this Laclede Gas Company Incentive Compensation Plan II (“Plan II”), which governs benefits earned and vested on January 1, 2005 and thereafter.  Effective as of January 1, 2005, no additional Share Units shall be awarded under Plan I.  Unless otherwise stated, all references herein to the “Plan” shall mean this “Plan II.”

II.           Definitions

The following terms, as used in the Plan, shall have the meaning set forth below:

  “Company” -- The Laclede Gas Company

  “Employee” -- an officer or managerial employee of the Company.

  “Laclede” -- The Laclede Group, Inc.

“Share Unit” -- an incentive compensation unit.  No stock certificate will be issued for a Share Unit.  No voting power resides in a Share Unit.

“Dividend Equivalent” -- an amount in cash equivalent to the cash dividend paid on each share of Laclede’s common stock.

“Aggregate Annual Dividend Equivalent” -- an amount computed, at the time of the award of a Share Unit, at the then current annual cash dividend rate on Laclede’s common stock.

“Awardee” -- an Employee awarded a Share Unit.

“Spouse” -- a spouse is that person who on the date of the Awardee’s death is lawfully married to the Awardee.

“Consolidated Retained Earnings” -- consolidated retained earnings as stated in Laclede’s annual report to stockholders for the fiscal year next preceding the date of any calculation pursuant to Section VI hereof.

“Consolidated Earnings” -- consolidated earnings (or loss) applicable to common stock as stated in Laclede’s annual report to stockholders for the fiscal year next preceding the date of any calculation hereunder, subject to any adjustments thereto pursuant to Paragraph VI hereof.

“Disability” -- disability is when the Employee is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months; or the Employee is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Company, whether it be offered through the Company or an affiliate of the Company.

“Deferred Compensation” -- an amount, allocable to each Share Unit outstanding at the end of a fiscal year, equal to the per common share net increase, or decrease in Consolidated retained Earnings for that fiscal year.  However, no Deferred Compensation Credits shall accrue on Share Units held by an Awardee after the fiscal year in which his employment has terminated due to Retirement, Disability, death or the election of the Awardee following a hostile Change in Control.

“Change of Control” -- When any person, as such term is used in Sections 13(d) and 14(d)(2) of the Securities Act of 1934, as amended, becomes a beneficial owner, directly or indirectly, of Laclede’s securities representing more than fifty percent (50%) of the combined voting power of Laclede’s then outstanding securities, or when any such person becomes a beneficial owner, directly or indirectly, of at least thirty percent (30%) and no more than fifty percent (50%) of such securities and a majority of the outside members of Laclede’s Board of Directors decides that a de facto Change in Control has occurred.  Change in Control approved by a majority of the outside members of Laclede’s Board of Directors as constituted immediately prior to the Change in Control is hereinafter referred to as a friendly Change in Control and a Change in Control not approved by a majority of the outside members of Laclede’s Board of Directors as constituted immediately prior to the Change in Control is heretofore and hereinafter referred to as a hostile Change in Control.

“Retirement” -- the Awardee’s termination of employment with the Company on or after the attainment of age 55.

III.           Eligibility

No Awardee whose employment with the Company shall be terminated other than by Retirement, Disability, death or at his election following a hostile Change in Control or who shall engage in any business which is competitive with the public utility business of the Company shall be eligible to receive any payments under the Plan.  All Deferred Compensation accrued prior to such termination or such competitive activity shall be forfeited.  It is intended that the Plan constitute an unfunded deferred compensation arrangement for the benefit of a select group of management or highly compensated employees (and other service providers) of the Company and its designated subsidiaries and affiliates for purposes of the federal income tax laws and the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and all documents, agreements or instruments made or given pursuant to the Plan shall be interpreted so as to effect such intent.

IV.           Administration

The Compensation Committee of Laclede’s Board of Directors shall have authority to recommend to the Board from time to time the award of Share Units to selected Employees.  Upon such recommendation, the Board of Directors, exclusive of any Directors who are eligible to participate in the Plan, may award Share Units to any or all such Employees.  The Board of Directors shall otherwise administer the Plan in all respects, and any decision of the Board with respect to any question arising as to the Employees selected for awards, the amount and form of awards and interpretations of the Plan shall be final, conclusive, and binding.

V.           Payment of Dividend Equivalents

When Laclede pays a cash dividend on its common stock, it shall, subject to the provisions of Section III, pay a Dividend Equivalent to each Awardee for each Share Unit held on the date of such payment.  Dividend Equivalents will be paid to each Awardee until his death. Upon the death of an Awardee leaving a Spouse surviving, Dividend Equivalents shall be paid to such Spouse for life, after which no such Dividend Equivalents shall be payable with respect to such Awardee.

Notwithstanding the provisions of the final two sentences of the immediately preceding unnumbered paragraph of this Section V, with respect to awards that are made on or after January 1, 2005 or that were made prior to such date but are unvested as of such date, an Awardee who separates from service on account of his or her Retirement before attaining the age of 65 years (other than by reason of death or Disability, or following a hostile Change of Control) shall not be entitled to post-Retirement Dividend Equivalents payable at any time after such Awardee’s Retirement, unless the Awardee remains employed by the Company for at least the following respective periods (based on the Awardee’s age at the date of the award of the Share Units in question) subsequent to the date upon which the Share Units are awarded:

Age at Date of Award	Number of Years of Service Required Following the Date of Such Award

61 and older	2 years
t least 55, but less than 61	4 years
less than 55	5 years

VI.           Calculation and Payment of Deferred Compensation

Each year, the Company shall, subject to the provisions of Section III, credit or debit the applicable Deferred Compensation amount to each Awardee for each Share Unit held during such year; provided that with regard to Share Units that are made on or after January 1, 2005 or that were made prior to such date but are unvested as of such date, the Deferred Compensation amount reflecting the change in Consolidated Retained Earnings for the first fiscal year taken into account in computing the Deferred Compensation amount shall in no event be less than zero.  The calculation of Deferred Compensation shall be subject to the power of Laclede’s Board of Directors from time to time to (i) adjust the amount of Consolidated Retained Earnings to reflect events or transactions which have a significant relation to the efforts and performance of any or all Awardees, or (ii) exclude from the computation of Consolidated Retained Earnings all or any portion of Consolidated Earnings deemed to reflect events or transactions (including the effect of weather conditions) which have no significant relation to the efforts and performance of any or all Awardees.  The aggregate of the annual Deferred Compensation amounts, if any, credited to an Awardee shall accrue interest at a rate equal to the prime rate charged by US Bank National Association at the time such interest accrues (or such other reasonable rate as the Board of Directors determines), but only from and not before the date of Retirement, Disability, death or the election of the Awardee to terminate employment following a hostile Change in Control, and shall be payable in ten equal annual installments to the Awardee or, if he dies before all such payments have been made, to his surviving beneficiaries designated in writing, and filed with the Company, or if none, then to his estate.  Except as may be provided below, payments shall commence on the first day of the fifth month following the month in which the earlier of the Awardee’s Retirement, Disability, death or the election of the Awardee to terminate employment following a hostile Change in Control occurs.

Notwithstanding any of the other provisions of this Section VI, with respect to awards that are made on or after January 1, 2005 or that were made prior to such date but are unvested as of such date, an Awardee who separates from service on account of his or her Retirement before attaining the age of 65 years (other than by reason of death or Disability, or following a hostile Change of Control) shall not be entitled to post-Retirement Deferred Compensation payable at any time after such Awardee’s Retirement, unless the Awardee remains employed by the Company for at least the following respective periods (based on the Awardee’s age at the date of the award of the Share Units in question) subsequent to the date upon which the Share Units are awarded.

Age at Date of Award	Number of Years of Service Required Following the Date of Such Award

61 and older	2 years
at least 55, but less than 61	4 years
less than 55	5 years

Notwithstanding any provision of this Section VI to the contrary, if the Company determines that an Awardee is a “specified employee” as defined in Section 409A(a)(2)(B)(i) of the Code and regulations and other guidance issued thereunder, then payment of Deferred Compensation shall be paid no earlier than the first day of the seventh month following the month of the Awardee’s separation from service (with the first such payment being a lump sum equal to the aggregate benefit the Awardee would have received during such period if no such payment delay had been imposed, together with interest on such delayed amount during the period of such restriction at a rate, per annum, equal to the applicable federal short-term rate (compounded monthly) in effect under Section 1274(d) of the Code at the time of such termination of employment).  This Section 4.3 shall not apply to any benefit payable on account of an Awardee’s death.  All references in the Plan II to “termination of employment” shall mean a “separation from service” as defined in Final Treasury Regulation 1.409A-1(h), including the default presumptions thereof.

For purposes of this Plan, an Awardee shall not be deemed to have incurred a separation from service from if he or she is employed by any successor of the Company (or with any Affiliate of the Company, or Affiliate of such successor); whereby “Affiliate” shall mean (i) any person or entity that directly or indirectly controls, is controlled by or is under common control with the applicable entity and/or (ii) to the extent provided by the Company, any person or entity in which such entity has a significant interest.  The term “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”), as applied to any person or entity, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person or entity, whether through the ownership of voting or other securities, by contract or otherwise; provided, however, with respect to any deferred compensation subject to Section 409A of the Code, the term “Affiliate” shall mean any member of the applicable entity’s control group within the meaning of

Final Treasury Regulation Section 1.409A-1(h)(3), as such may be modified or amended from time to time, by applying the “at least 50 percent” provisions thereof.

VII.           Adjustments

In the event of any stock dividend or stock split, the Board of Directors shall increase proportionately each Awardee’s Share Units.  In the event of any combination of shares, reclassification of shares, or other similar change in capitalization, or any distribution other than cash dividends to holders of shares of Laclede common stock, the Board of Directors shall make such adjustments, in the light of the change in distributions, as it deems equitable both to the Awardees and the Company, in the number and type of share Units outstanding and in the calculation of Deferred Compensation amounts.

VIII.         Nonassignability

All Share Units awarded and all Dividend Equivalents and Deferred Compensation payable hereunder shall be nonassignable.  Neither any Share Unit awarded hereunder nor any Dividend Equivalents or Deferred Compensation amounts payable hereunder shall be subject to the debts or obligations of any person entitled thereto, nor, except as provided herein, may any Share Units or the proceeds therefrom, voluntarily or involuntarily, be transferred or assigned to, or availed of by, any person other than the Awardee.

IX.           Effective Date and Termination

The Plan shall be effective as of January 1, 2005.  The Board of Directors shall have the right at any time and from time to time to discontinue and reinstate the Plan in whole or in part or amend the Plan provided that no share unit previously awarded nor any deferred compensation amount theretofore accrued shall be diminished or forfeited by any discontinuance, reinstatement, or amendment of the Plan except pursuant to the forfeiture provision in Section III.  Notwithstanding the above, the Plan may not be terminated and payments accelerated contrary to the provisions of Section 409A of the Code including, without limitation, Final Treasury Regulation Section 1.409A-3(j)(4)(ix) with reference to Final Treasury Regulation Section 1.409A-1(g).

X.           Limitations

The Board of Directors shall not award, in any fiscal year, Share Units yielding Aggregate Annual Dividend Equivalents which would reduce Consolidated Earnings by more than ½%.  The Board of Directors also shall not award, in any fiscal year, Share Units yielding Aggregate Annual Dividend Equivalents which, with Aggregate Annual Dividend Equivalents on outstanding Share Units plus any Deferred Compensation payments made in the next preceding fiscal year, would reduce Consolidated Earnings by more than 2 ½%.  The Board of Directors shall not award to any Employee a number of

Share Units which would cause the Aggregate Annual Dividend Equivalents on Share Units held by him to exceed 25% of his then current annual salary from the Company.

XI.           General

Payments made to any Awardee shall constitute special incentive compensation and will not be taken into account in determining the amount of any pension under any pension or retirement plan of the Company and will not affect the amount of any life insurance coverage available to beneficiaries under any group life insurance plan of the Company.

XII.         Effect of Change in Control

In the event of any Change in Control, the regular quarterly Dividend Equivalent payments shall continue to be made to each eligible Awardee until his death and thereafter to his surviving spouse (until such spouse’s death), and each quarterly Dividend Equivalent payment shall be no less than the amount determined by applying the highest quarterly Dividend Rate applicable to the Company’s common stock during the twelve (12) months preceding such Change in Control, multiplied by not less than the number of Share Units each Awardee had immediately preceding such Change in Control.  If a Change in Control occurs, then the annual Deferred Compensation to be credited to each Awardee shall be no less than the per common share change in the Company’s Consolidated Retained Earnings during the lower of the last two (2) full fiscal years preceding such Change in Control applied to the number of the Awardee’s Share Units existing immediately before such Change in Control.

XIII.        Miscellaneous

(a)           Any claim for benefits under this Plan shall be submitted to the Plan administrator (the “Plan Administrator”).  If the Plan Administrator denies the claim for benefits, in whole or in part, the Plan Administrator shall notify the claimant of the adverse benefit determination no later than ninety (90) days after receipt of the claim by the Plan, unless the Plan Administrator determines that special circumstances require an extension of time, which may not exceed a further ninety (90) days, for processing the claim and so notifies the claimant in writing prior to the termination of the initial 90 day period.  In the event that a claim for benefits under this Plan has been denied by the Plan Administrator, the decision shall be subject to review by the Company upon written request of the claimant made to the Plan Administrator within sixty (60) days of receipt by the claimant of notice of such denial.  Upon request and free of charge, the Company shall provide the claimant with reasonably access to all pertinent information, documents and records with respect to the claim.  The decision of the Company upon review shall be in writing and shall state the reasons for the decision and the provisions of this Plan on which the decision is based.  Such decision shall be made within sixty (60) days after the Company’s receipt of written request for such review unless a hearing is necessitated to determine the facts and circumstances, in which event a decision shall be rendered as soon as possible, but not later than one hundred and twenty (120) days after receipt of the claimant’s written request for review.  The decision of the Company upon review shall be final and binding on all persons.

(b)           The illegality of any provision of this Plan shall not affect the enforceability of any other provision of this Plan.  The Plan shall be construed in accordance with and governed by the substantive laws of the State of Missouri without regard to conflict of law rules.

(c)           All payments made under the Plan to an Awardee or his or her beneficiary shall be subject to withholding of such amounts as the Company reasonably may determine are required to be withheld pursuant to any applicable Federal, state, local, or foreign law or regulation.

(d)           The rights of Awardees and their beneficiaries to benefits under the Plan shall be solely those of unsecured general creditors of the Company.  The Plan constitutes merely a promise by the Company to make benefit payments in the future.  The Plan is intended to be unfunded for purposes of the Code and Title I of ERISA.  Notwithstanding the foregoing, the Company may contribute to a trust fund under a “rabbi trust” agreement between the Company and a banking organization or trust company, if such a trust fund is hereafter established, and payments under the Plan may be made from any such trust fund.  Any asset acquired or held by the Company in connection with the Company’s liabilities under the Plan shall not be deemed to be security for the performance of the Company’s obligations under this Plan.

(e)           Nothing contained in the Plan or in any documents related to the Plan or to any Share Units shall confer upon any Awardee any right to continue in the employ of the Company or constitute any contract or agreement of employment, or interfere in any way with the right of the Company to reduce such person’s compensation, to change the position held by such person or to terminate the employment of such Awardee, with or without cause.

(f)           Notwithstanding any other provision of the Plan, the Plan is intended to comply with Section 409A of the Code and shall at all times be interpreted in accordance with such intent that amounts that may become payable to Awardees shall not be taxable to such Awardees until such amounts are paid in accordance with the terms of the Plan.  To the extent that any provision of the Plan violates Section 409A of the Code and the Final Treasury Regulations promulgated thereunder such that amounts would be taxable to an Awardee prior to payment or otherwise subject to penalties under Section 409A of the Code, such provision shall be automatically reformed or stricken to preserve the intent hereof.  Notwithstanding the foregoing, in no event will the Company or any of its Affiliates have any liability for any failure of the Plan to satisfy Section 409A of the Code and such parties do not guarantee that the Plan complies with Section 409A of the Code.

(g)           Notwithstanding the foregoing, amounts may be paid under the Plan prior to the scheduled payment dates set forth above, if and to the extent such amounts become subject to FICA taxes under Code Sections 3101, 3121(a) or 3121(v), and/or withholding taxes under Code Section 3401 or the corresponding provisions of any state, local or foreign law as a result of the payment of such FICA taxes; provided, that, such payment shall not exceed the FICA amount and such other amount required to be withheld on account of the payment of such FICA amount.  Further, a payment will be made under the Plan at any time the Plan fails to meet the requirements of Section 409A of the Code; provided, that, such payment shall not exceed the amount required to be included in income as a result of the failure to comply with Section 409A of the Code.

(h)           Notwithstanding anything herein to the contrary, to the extent, if any, that any payment or distribution of any portion of the benefit described above (together with any other benefit under any other plan, policy or arrangement) would trigger any adverse tax consequences under Section 280G of the Code, or Section 4999 of said Code, such as loss of deductions to the Company, or the payment of an additional excise tax by the Awardee, or both, then the benefit hereunder (and to the extent necessary, under any other plan, policy, or arrangement providing for “parachute payments” as defined under Code Section 280G) shall be reduced (on a pro rata basis for all such plans, policies, or arrangements) to $1 less than that extent, and to no greater extent.  Parachute payments and/or any cutback amount and any other determination with respect to Code Section 280G shall be determined by the Company in good faith.

DESIGNATION OF BENEFICIARY FOR CERTAIN BENEFITS UNDER

THE LACLEDE GAS COMPANY INCENTIVE COMPENSATION PLAN

I hereby designate that my primary beneficiary under the Incentive Compensation Plan II for any "Deferred
Compensation” amounts payable after my death shall be:

In the event my primary beneficiary is not alive at the time of my death or, in the case of a trust, has been terminated, then the remaining “Deferred Compensation” benefits payable under the Plan shall be paid to:

I understand that the Incentive Compensation Plan II does not allow me to designate a beneficiary for “Dividend Equivalents” but that they will be paid to my spouse, if my spouse survives me, for my spouse’s life.

Date: